Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES ADDITIONAL ACTIONS IN ITS STRATEGIC EFFORT TO REALIGN RESOURCES AND REDUCE EXPENSES IN NORTH AMERICA AND EUROPE
•	Expects $10 million to $12 million in after-tax savings to result from cutbacks in the North America Engineered Plastics line of business
•	Capacity reductions and efficiency improvements across European operations expected to generate additional after-tax savings of $4 million to $6 million
•	Strategic realignment strengthens position to achieve long-term profitability growth in key markets
•	Company updates previous net income guidance for fiscal 2009
AKRON, Ohio — December 10, 2008 — A. Schulman, Inc. (Nasdaq-GS: SHLM) today announced further reductions to restructure its operations and eliminate costs in North America and Europe. These actions are part of the Company’s ongoing strategic plan to realign its resources, control costs and improve efficiency to profitably serve key growth markets. In addition, they will strengthen A. Schulman’s position to withstand the increasingly difficult and unprecedented global economic slowdown, which has significantly worsened since the Company implemented prior cost reductions during the fiscal year that ended August 31, 2008.
In its North America Engineered Plastics business, which is primarily directed at the automotive industry, the Company will reduce production capacity by idling two manufacturing lines in addition to permanently shutting down one line at the plant in Bellevue, Ohio. The Company also plans to idle one line and reduce shifts from seven days to five days at its plant in Nashville, Tennessee. These actions will reduce production capacity by 50% in this line of business, and total headcount at the two facilities will be reduced by approximately 60, from the current total of 172. The Company also is realigning its North America Engineered Plastics sales, marketing and technical customer service teams to focus its customer support on core markets, which will reduce headcount on those teams by approximately 15, and plans to reduce its Akron-based North American administrative staff by six full-time employees and three contract employees. The Company expects cost savings from all of its actions related to North America Engineered Plastics to total approximately $10 million to $12 million, after tax, on an annualized basis. These actions are expected to be completed by April 2009.
In Europe, which represents approximately 75% of the Company’s sales, A. Schulman is rationalizing its overall operations to better align its production capabilities with evolving customer needs and to address the increasingly deteriorating economic conditions in those markets. The Company is in the process of reducing its current capacity in Europe by 7% to 10%. Accordingly, the Company has reduced related headcount by 50 full-time employees and 30 contract employees from the total of 1,500 in its European operations, including Asia. A. Schulman is implementing a “short work” schedule for its major European locations. The actions in Europe are expected to result in total annualized cost savings of $4 million to $6 million, after tax. Similar to its effort in North America, the Company has launched “Fit for 2010,” a cost-savings plan in Europe, to further improve efficiencies and results despite the current economic downturn.
3550 WEST MARKET STREET · AKRON, OH 44333 U.S.A. · TELEPHONE 330/666-3751

“We are pursuing these restructuring steps at an accelerated pace in response to the continued deterioration in global markets, which has led to weakening sales in both North America and Europe,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “In addition to realigning our Engineered Plastics capacity in North America to a level in line with our strategic plan, we are right-sizing capacity in our Polybatch and Engineered Plastics businesses in Europe to reflect the current market environment, and will continue to increase Polybatch capacity in the United States as part of our global strategy to take advantage of profitable opportunities — primarily in the film and packaging markets. These changes will not only strengthen our position to withstand the current global economic and market challenges, but will also enhance our ability to be a leading global provider of value-added plastic compound solutions to our customers. Our capacity realignment will enable us to concentrate on serving higher-margin niches in the global Engineered Plastics business. We will also achieve significant cost savings and be able to operate more efficiently across our European operations in both Engineered Plastics and Polybatch. These actions are tailored to what we know today. However, if conditions deteriorate further in Europe, we will take additional action. We are keenly focused on leveraging our strong cash position and distinctive technologies and products to secure leading positions in attractive markets.”
Fiscal 2009 Business Outlook
A. Schulman also announced today that, as a result of the continued and significant deterioration of the macroeconomic environment, it is revising its guidance for the fiscal year ending August 31, 2009. The Company now anticipates net income in the range of $30 million to $35 million, excluding unusual items, for fiscal 2009. This estimate is a reduction from previous guidance that net income would exceed last year’s $37.1 million, excluding unusual items, as announced October 21, 2008.
“The dramatic and unprecedented economic downturn leads us to conclude that there is too much instability in our markets to maintain our prior guidance,” Gingo said. “Volumes have decreased and the euro has declined nearly 15% from the end of September to the end of November, which by itself impacts our after-tax net income outlook for the year by approximately $10 million. Also, projections of volume over the next several months are highly uncertain. In developing our earlier guidance, we anticipated an economic slowdown, but we did not foresee the rapidity and extent of deteriorating global conditions that occurred in November. Consequently, we have decided to revise our estimate. We will continue to monitor the evolving economic conditions and will issue further revisions to our guidance, if warranted.”
Gingo added, “Our strong working capital management continues, as we have reduced days in working capital to 70 at October 31, 2008, from 73 at August 31, 2008, which already was down significantly from 92 days at the end of fiscal 2007, and from our peak of 102 days in February 2008. As of October 31, 2008, we had approximately $115 million in cash and a $245 million unused line of credit, balanced against $100 million in debt. As these results indicate, we are acutely focused on the performance factors we can control, while we remain nimble in responding to these unparalleled market conditions, and we continue to be committed to delivering exceptional shareholder returns relative to our peers.”

Restructuring Impact on Financial Statements
The Company anticipates a total annual benefit of $14 million to $18 million, after tax, from the initiatives announced above, of which approximately half should be realized during fiscal 2009.
Over the next few quarters, the Company anticipates taking the following cash and non-cash charges related to the restructuring activities outlined above:
•	$3 million to $4 million in cash for termination benefits and other employee-related costs
•	$1 million to $2 million in cash for contract terminations and legal expenses
•	$5 million to $6 million of non-cash accelerated depreciation expense
•	$2 million to $3 million of non-cash goodwill impairment charges
These items result in total non-operating charges of $11 million to $15 million, of which $4 million to $6 million are in cash. The Company will update these numbers quarterly during its earnings release conference calls.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,200 people and has 16 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2008, were $1.98 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future or unaudited operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown;
•	The performance of the North American auto market;
•	The global financial market turbulence; and
•	The global or regional economic slowdown or recession.

Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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